CADIM INC., LETTERHEAD



                              October 10, 2001


Mr. Michael Reschke
The Prime Group, Inc.
77 West Wacker, Suite 4200
Chicago, Illinois 60601


Ladies and Gentlemen:

        Pursuant to our telephone conversation with you as well as with Marc Landow of Merill Lynch on Friday, October 5, 2001, during which we confirmed our decision to withdraw our offer and notwithstanding several discussions with yourself and Mr. Landow since that date, Cadim inc., an affiliate of Caisse de depot et placement du Quebec, hereby notifies you that as a result of its due diligence investigation with respect to a Proposed Transaction with Prime Group Realty Trust ("PGE"), Cadim is unwilling to proceed further with negotiations with PGE relating to a Proposed Transaction at a price of $14.50 per share (unless otherwise indicated, all capitalized terms have the meaning given them in the Amended and Restated Support and Standstill Agreement, dated as of August 30, 2001, as amended by Amendment No. 1 dated September 14, 2001 (the "Standstill Agreement")). Therefore, Cadim hereby releases each PGI Party from all exclusivity provisions contained in the Standstill Agreement and considers the Exclusivity Period to have expired and each PGI Party hereby releases Cadim from the confidentiality obligaitons with respect to the Evaluation Material. In addition, the Amended and Restated Memorandum of Understanding, dated as of August 30, 2001 (the "MOU") is hereby null and void and of no further legal effect except as provided under "Legal Effect" in the MOU.

                                   Very Truly Yours,




                                  Cadim inc.

                                  Per: /s/ Andre Collin
                                       -----------------------
                                  Name:  Andre Collin
                                  Its:   President and CEO


                                  Per: /s/ Richard Dansereau
                                       -----------------------
                                  Name:  Richard Dansereau
                                  Its:   Vice President

Acknowledged by:


The Prime Group, Inc.


By:  /s/ Michael W. Reschke
   ---------------------------------
Its:  President



Primestone Investment Partners L.P.


By:  PG/Primestone, LLC, its Managing Partner

By:  The Prime Group, Inc., Administrative Member

By:  /s/ Michael W. Reschke
   ---------------------------------
Its:  President



PG/Primestone, LLC


By:  The Prime Group, Inc., Administrative Member

By:  /s/ Michael W. Reschke
   ---------------------------------
Its:  President



Prime Group VI, L.P.

By:  PGLP, Inc., its general partner

By:  /s/ Michael W. Reschke
   ---------------------------------
Its:  President




Prime Group Limited Partnership



By:  /s/ Michael W. Reschke
   ---------------------------------
Its:  Managing General Partner



By:  /s/ Michael W. Reschke
   ---------------------------------
     Michael W. Reschke